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                                                                    EXHIBIT 10.8

                      BUS PURCHASE REQUIREMENTS AGREEMENT

     This Bus Purchase Requirements Agreement (the "Agreement") is entered into as of March 18, 1987, by and among GLI Operating Company, a Delaware corporation ("GLI Operating"), Greyhound Lines, Inc. a California corporation ("Seller"), Transportation Manufacturing Corporation, a Delaware Corporation ("TMC"), and Motor Coach Industries, Inc., a Delaware corporation ("MCI"). As used herein, the term "TMC or MCI" shall mean whichever or both of TMC or MCI as is applicable in the context of the sentence in which it is contained.

                                  WITNESSETH:

     WHEREAS, GLI Operating requires additional new motor coaches to perform its business and desires to make arrangements to obtain for use motor coaches manufactured by TMC or MCI; and

     WHEREAS, the United States Department of Justice has advised the parties of its position that the purchase of buses from Seller, TMC or MCI may conflict with certain prohibitions contained in the Final Judgment entered in the matter of United States of America v. The Greyhound Corporation (Civil Action No. 57C1107) D.C. N.D. Illinois, 1957 (the "Judgment").

     NOW, THEREFORE, the parties agree as follows:

     1. Obligation to Purchase or Lease Buses. For calendar years 1987 through 1991, GLI Operating shall lease or purchase pursuant to the terms of this Agreement not less than 75% of its motor coaches for each such year of the type manufactured by TMC or MCI as of August 1 of the preceding year or planned to be manufactured by TMC or MCI in such year (not including vans and the like made by major manufacturers) which shall be manufactured by TMC or MCI (the "Buses"). For the purposes of determining compliance with the
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minimum purchase requirements of this Agreement, Buses ordered and purchased or leased under the Bus Purchase Agreement by and between GLI Holding Company and Seller of even date herewith (the "Bus Purchase Agreement") shall be included. GLI Operating shall be obligated to lease from Seller or an affiliate of Seller, and Seller or an affiliate of Seller shall be obligated to lease to GLI Operating any bus delivered pursuant to this Agreement prior to the expiration of 60 days after the vacation or termination of the Judgment, or until 60 days after an amendment is entered into eliminating the applicable restrictions contained in the Judgment. Any Buses delivered thereafter pursuant to this Agreement shall be purchased by GLI Operating from TMC or MCI, and TMC or MCI agrees to sell to GLI Operating any such Buses.

     2. Lease Terms. Buses that GLI Operating shall lease in accordance with the terms of this Agreement from Seller or an affiliate of Seller shall be leased pursuant to operating leases from Seller or an affiliate of Seller at reasonable commercial lease rates based upon the bus prices otherwise in effect for 1987 orders as described in Section 3 below and thereafter based upon the published list prices as described in Section 3 below less cost justified volume discounts as described in Section 4 below.

     3. Purchase Price. During 1987, the purchase price to be paid by GLI Operating to Seller, TMC or MCI for each Bus to be purchased in accordance with the terms of this Agreement shall be TMC's or MCI's published list price in effect. During the remainder of this agreement, the purchase price to be paid by GLI Operating to TMC or MCI for each Bus to be purchased in accordance with the terms of this Agreement shall be the published list price less cost justified volume discounts based on annual volume of Buses purchased or leased pursuant to the terms of this Agreement as described in Section 4 below and shall be payable in accordance with TMC's or MCI's then published terms (which terms as of the date hereof are "Net 30 days"). For purposes of this Agreement, the published list price shall not be any greater than the lowest prices paid by any intercity bus company customer of TMC or MCI for such Buses.

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     4. Volume Discounts. The parties agree that the amount of the volume discount (from the published list price) and from the amount used to ascertain lease rental amounts on all Buses purchased or leased pursuant to the terms of this Agreement during any calendar year shall be at least the amounts set forth below:

   BUSES PURCHASED AND
         LEASED
    PER CALENDER YEAR        DISCOUNT
- -------------------------    --------
      Less than 51             None
        51 - 100               2.5%
        101 - 150              4.5%
      More than 150            6.5%

The initial amount paid by GLI Operating or used to ascertain lease rental amounts shall be based on its annual requirements estimate. For the purposes of calculating the discount, such estimate shall include buses ordered under the Bus Purchase Agreement. If at the end of any calendar year, GLI Operating has purchased and leased in the aggregate more or less than the estimated number of Buses, then the purchase price for all Buses purchased during such calendar year shall be appropriately adjusted in accordance with the foregoing table, and TMC or MCI, or GLI Operating, as the case may be, shall promptly pay any difference to the other for Buses purchased, or, for Buses leased, Seller or an affiliate of Seller shall make appropriate adjustment to the lease rental amounts, retroactively to the inception of the lease.

     5. Estimate and Firm Order. GLI Operating will provide TMC with its best estimate of its minimum requirements for Buses during each calendar year. Its estimate for 1987 shall be delivered within ten days after the execution of this Agreement and for 1988, 1989, 1990 and 1991, shall be delivered no late than June 1 of the year prior to each such year. GLI Operating will provide TMC with a firm order no later than August 1 of the prior year which order shall include the specifications (including options and accessories) of the Buses to be purchased or leased. MCI and TMC shall build such Buses in accordance with industry standards for quality and reliability.

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     6. Buses. GLI Operating reserves the right to request that TMC incorporate minor modifications in the options or accessories requested in the firm order with respect to the Buses by written notice to TMC within a reasonable time for implementing such modifications. GLI Operating will bear the cost of making such modifications.

     7. Cooperation; Consent. GLI Operating will cooperate with TMC and MCI to provide stable configurations, substantial order lead times, and orderly delivery dates. With respect to Buses purchased and sold under the Purchase Agreement, TMC hereby (a) consents to the assignment by Seller, or its assignees, or any and all manufacturers' warranties to GLI Operating or any of its direct or indirect subsidiaries, and (b) agrees that GLI Operating or any of its direct or indirect subsidiaries shall be entitled to enforce such warranties directly in its own name, and for its own account.

     8. Delivery. TMC or MCI shall tender delivery of the Buses to GLI Operating F.O.B. at Roswell, New Mexico, or Pembina, North Dakota, as applicable.

     9. Assignment. Neither TMC and MCI nor GLI Operating may assign their rights and duties under this Agreement without the prior written consent of the other parties hereto; provided, however, an assignment without such consent shall be valid if made to an affiliate of such party and, if in the case of GLI Operating, it remains subject to the obligations of this Agreement.

     10. Governing Law. The parties agree that this Agreement and performance hereunder shall be interpreted and enforced in accordance with the laws of the State of Texas.

     11. Entire Agreement. This Agreement encompasses the entire agreement and understanding between the parties. No representations, agreements, arrangements, or understandings, oral or written, between the parties and relating to the subject matter of this Agreement shall survive its execution.

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     12. Amendments. This Agreement may not be amended or modified except in writing, signed by all parties hereto, and, subject to the restriction provided in Section 9 hereof, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their successors, legal representatives and assigns.

     13. Captions. The underscored captions contained herein are inserted only for the convenience of the parties and are not substantively part of this Agreement.

     14. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in effect during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     15. Notices. All notices required to be given hereunder shall be in writing and be hand delivered, telexed or mailed via U.S. Certified Mail, return receipt requested, or express mail (such as Federal Express), in either case with postage prepaid, and addressed as follows:

    If to GLI Operating:                 2400 InterFirst Plaza
                                         901 Main Street
                                         Dallas, Texas 75202
                                         Attention: President
    If to Seller:                        Transportation Leasing Co.
                                         Greyhound Tower
                                         Phoenix, Arizona 85077
                                         Attention: President

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
    If to TMC or MCI, as applicable:     Transportation Manufacturing Corporation
                                         Earl Cummings Blvd., Bldg. 1083
                                         P.O. Box 5760 (R.I.A.C.)
                                         Roswell, New Mexico 88201
                                         or
                                         Motor Coach Industries, Inc.
                                         1149 St. Matthew Avenue
                                         Winnipeg, Manitoba R3G OJ8

     In Witness Whereof, the parties have executed this Agreement effective the day and year first above written.

GLI OPERATING COMPANY                             GREYHOUND LINES, INC.

By /s/ CRAIG LENTZSCH                             By /s/ RICHARD STEPHAN
   Craig R. Lentzsch                                 R. C. Stephan
   Vice President                                    Vice President

TRANSPORTATION MANUFACTURING CORPORATION          MOTOR COACH INDUSTRIES, INC.

By /s/ F. E. LAKE                                 By /s/ F. E. LAKE
   F. E. Lake                                        F. E. Lake
   Treasurer                                         Treasurer

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